Exhibit 99.1

For Immediate Release

Cooper Industries Update Regarding Possible Offer for Laird plc

Dublin, Ireland, July 11, 2011 – Following the recent upward movement in the Laird share price, Cooper Industries plc (NYSE: CBE) is updating the market on the current status of its interest.

On June 16, 2011, Cooper announced its interest in acquiring Laird for 185 pence* per share in cash, a 35% premium to the share price the day before that announcement and a 30% premium to the previous 12 months average price. Cooper stated that its interest was subject to a small number of pre-conditions**, including the ability to undertake limited confirmatory due diligence. Cooper made clear at that time its strong desire to enter into a constructive dialogue with the Board of Laird.

Since that date, Laird has announced its exit from the handset antennae business and has responded to Cooper’s approach by requesting that the Takeover Panel set a date by which Cooper must either announce a firm intention to make an offer for Laird or that it does not intend to make an offer. That date has been set as August 1, 2011.

Cooper continues to believe there would be strategic merit in it acquiring Laird. Cooper also believes that a cash offer at a significant premium to the standalone value of the Company, as it has put forward, is something that merits the engagement of the Board of Laird. Since the announcement of the possible offer, there has been no new information which has improved Cooper’s view of the value of Laird or which, in Cooper’s opinion, would improve the value of Laird as an independent company. In fact Cooper has significant concerns about the closure of the handset antennae business, and the impact this will have on the wider group, its employees, its relationship with an important customer and the possible resultant negative impact on the value of the Laird business.

Cooper believes that Laird’s current share price is driven by market expectations of an offer for the Company rather than by the fundamental value of Laird. Prior to Cooper’s approach, Laird’s share price was 137.3 pence, the 12 month average price prior to that was 142.6 pence and the average price since Laird’s rights issue announced in October 2009 was 136.3 pence. Laird’s closing share price has not been above 185 pence since October 15, 2009. Based on consensus earnings estimates for the current year of approximately 16.5 pence, Cooper’s proposal represents a multiple of 11.2x earnings.

Based on the limited discussions to date with Laird and its advisers, Cooper understands that the Board of Laird has a view on the value of the Company which is significantly greater than Cooper’s own view, the current share price and the price average historic deal premia would imply. Despite Cooper’s indicated willingness to consider increasing its price if the facts revealed in due diligence support a higher valuation, Laird has refused to allow Cooper access to conduct due diligence.

Cooper remains open to engagement with the Board of Laird and to reflect in its proposal any information provided by Laird that justifies an increase in its proposal. However, Cooper will remain disciplined on price and would only consider making an offer at a price which would provide an appropriate return for its own shareholders. As a result, and given the current high share price together with the position adopted by the Board of Laird, Cooper is now considering its continued level of interest in Laird and there can be no certainty that any formal offer will be made.

• The price of 185 pence is subject to the reservations stated in Cooper’s announcement dated June 16, 2011
** All of the pre-conditions can be waived at Cooper’s discretion

Enquiries:

Cooper Industries plc
David Barta, Senior VP and CFO (+1 713 209 8478)
Daniel Swenson, VP Investor Relations (+1 713 209 8484)

Barclays Capital (Financial Adviser to Cooper)
Mark Warham, Managing Director (+44 20 7623 2323)
Mark Todd, Managing Director (+44 20 7623 2323)
Bertie Whitehead, Director Corporate Broking (+44 20 313 49802)

Financial Dynamics (Public relations)
United Kingdom
Richard Mountain, Senior Managing Director (+44 20 7269 7186 / +44 775 641 807)
Andrew Lorenz, Chairman Financial Communications (+44 20 7269 7113)
Nick Hasell, Managing Director (+44 7269 7191)
United States – Media Only
Kal Goldberg, Senior Managing Director (+1 212 850 5731)
David Roady, Senior Managing Director (+1 212 850 5632)

Further notice
This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the City Code on Takeovers and Mergers (the “Code”). There can be no certainty that any offer will be made even if the pre-conditions referred to in Cooper’s announcement dated 16 June 2011 are satisfied or waived. Your attention is drawn to the reservations stated in Cooper’s announcement on June 16, 2011.

Sources and Bases:
- Unless otherwise stated, financial and other information concerning Laird and Cooper has been extracted from published sources or from Cooper’s management sources;
- The value attributed to Laird’s issued share capital is based on an assumed number of Laird shares in issue of 266,302,206, as disclosed by Laird on June 16, 2011, in accordance with Rule 2.10 of the Code;
- All prices for Laird shares have been derived from the company website and the Daily Official List of the London Stock Exchange and represent the closing price in pence (“p”) on the relevant date;
- Information in relation to the average closing price per Laird share over the twelve month period ended June 15, 2011 is for the period from June 16, 2010 up to and including June 15, 2011 (only trading days are included in the average);
- Information in relation to the average closing price per Laird share since Laird rights issue announced in October 2009 is the period starting November 16, 2009, the first full trading day post announcement of the results of the rights issue, up to and including June 15, 2011 (only trading days are included in the average);
- The Laird earnings per share estimate of approximately 16.5 pence for 2011 has been derived from I/B/E/S consensus on July 8, 2011 and sourced from Factset.

Further information

Barclays Capital, which is authorized and regulated in the United Kingdom by the Financial Services Authority, is acting for Cooper and Holdings and no-one else in relation to the proposal referred to in this announcement, and will not be responsible to anyone other than Cooper and Holdings for providing the protections afforded to Barclays Capital’s clients or for providing advice in relation to the proposal or other matters referred to in this announcement.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this announcement or otherwise. The distribution of this announcement in jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129

Forward Looking Statements

This announcement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and the financial condition indicated in these forward-looking statements.  For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: market and economic conditions, competitive pressures, volatility of raw material, transportation and energy costs, our ability to develop and introduce new products, our ability to implement revenue growth plans and cost-reduction programs, mergers and acquisitions and their integration, implementation of manufacturing rationalization programs, changes in mix of products sold, changes in financial markets including currency exchange rate fluctuations and changes in legislation and regulations (including changes in tax laws).  A discussion of these factors may be found in Cooper’s Annual Report on Form 10-K and other recent SEC filings.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion.  Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs.  The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.  With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety.  In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States.  Cooper has manufacturing facilities in 23 countries as of 2011.  For more information, visit the website at www.cooperindustries.com.